Exhibit 99.1

Press Release

Contact:

David G. Mazzella
President & CEO
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com

FOR IMMEDIATE RELEASE

VERAMARK REPORTS 37% REVENUE INCREASE
AND PROFITABLE FIRST QUARTER

Pittsford, New York, May 2, 2007 — Veramark Technologies, Inc. (OTCBB: VERA) today announced financial results for its first quarter ended March 31, 2007. Sales of $3,349,000 for the three months ended March 31, 2007 increased 37% from sales of $2,444,000 for the three months ended March 31, 2006. The increase in revenue occurred despite a reduction in maintenance revenues due to the discontinuance of the Quantum product line. Veramark’s net income of $118,000, or $0.01 per diluted share, for the quarter ended March 31, 2007 compared with a net loss of $57,000 for the same quarter of 2006.

Sales for the first quarter of 2007 include revenues generated from Veramark's new Telecommunications Expense Management (TEM) managed services offering. Additionally, Veramark realized a 37% increase in sales of our enterprise level product offering, VeraSMART, and increased sales of our traditional eCAS call accounting products and services.

-more-

About Veramark Technologies, Inc.

For more than 20 years, Veramark (www.veramark.com) has set the industry standard for telecom network cost control solutions by delivering technological excellence, successful implementations, and process expertise. That expertise is now being applied to solutions that reach beyond Telecommunications and into Business Process Management and Operational Support Systems. Our historical focus on convergence in the communications market has resulted in a broad portfolio of products and services that allow enterprises to measurably reduce communications expenses, optimize network performance, increase productivity, and improve enterprise security. Our solutions are fully compatible with IP-telephony, traditional PBX, and CENTREX environments.

Veramark’s totally web-based software architecture leverages leading edge technology to consistently deliver enterprise cost management solutions that are easy to use, install and maintain. The Company’s leadership position is demonstrated by relationships with telecom’s elite—Avaya®, Cisco Systems®, Nortel Networks®, NEC America®, AT&T Inc., EMBARQ™ Logistics (Sprint® North Supply), and others—and an installed base of thousands of customers ranging from the Fortune 500, to the public sector, to small businesses. All Veramark products and services are made and provided by personnel in the United States.

Veramark, eCAS and VeraSMART are registered trademarks of Veramark Technologies, Inc.
All other marks are the property of their respective owners.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONDENSED FINANCIAL RESULTS
(Unaudited)

	First Quarter Ended
	March 31

	2007	2006

Net Sales	$3,348,642	$2,444,196

Operating Income (Loss)	$105,260	$(65,491)
Net Interest Income	12,252	8,014
Income (Loss) Before Taxes	117,512	(57,477)
Income Taxes	—	—
Net Income (Loss)	$117,512	$(57,477)

Net Income (Loss) Per Share	$0.01	$(0.01)
Weighted Average Number of
Diluted Shares Outstanding	9,422,495	8,838,373

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes In the marketing strategies of major distributors.

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